                                                                    Exhibit 4.17


Kemper Investors Life Insurance Company
1600 McConnor Parkway, Schaumburg, Illinois 60196-6801



ENDORSEMENT - Employee/Broker Bonus Credit Program

As used in this Endorsement, "Contract" means the Contract or Certificate to which this Endorsement is attached. This endorsement forms a part of the Contract to which it is attached from the Contract's issue date.

This endorsement confirms Owner's eligibility to participate in the Employee/Broker Credit Program. Under this program, a bonus credit equal to 6% of each Purchase Payment received will be credited to the Contract Value and allocated to the Money Market Subaccount. Subject to all other terms and conditions of the Contract, such bonus credit may be transferred to another Subaccount or other investment option available under the Contract on request after the free look period expires. The bonus credit is not refundable under the free look provision.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

In witness whereof, Kemper Investors Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.

           /s/   Debra P. Rezabek               /s/   Gail K. Caruso
           -----------------------              ---------------------
           Secretary                            President